Exhibit 99.1

Alaska Communications Systems Reports Third Quarter 2009 Results

-Total Revenue of $91.3 million level with Prior Year1-

-Wireless and Enterprise Total 53 percent of Revenue-

-Closes $10.3 Million Enterprise Contract-

- EBITDA Increases 2.8 percent to $34.9 Million –

-Reduces 2009 Annual Guidance for Revenue and EBITDA -

ANCHORAGE, Alaska--(BUSINESS WIRE)--November 5, 2009--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its third quarter ended September 30, 2009.

“The ACS strategy of capturing growth in the enterprise and wireless segments to offset reductions in legacy wire line business continues to deliver the right kind of revenue and earnings mix,” said Liane Pelletier, ACS president and chief executive officer. “For the quarter, we delivered stable revenue and EBITDA growth as a result of new enterprise customers buying business IP services.”

“Our participation in the enterprise market is concentrated on selling data services as they most fundamentally allow ACS to help organizations transform how they do business. In the quarter 80 percent of enterprise revenue was data versus voice. Since the last call, the most substantial win came from a federal agency, with a solution valued at more than $10 million, to be earned over six years. Clearly, ACS will also continue to leverage its large Alaska footprint to serve lower 48 carrier voice needs as well, but this will be a volatile segment as carrier market shares shift, and as voice becomes a data application,” said Pelletier.

“Our participation in the wireless market this year continues to challenge ACS - a function of the economy and the iPhone. In terms of the economy, reports just out summarize what ended up being the softest tourist season in years, affecting both Alaska businesses and visitors to the state. In terms of the $99 iPhone, ACS’ high quality subscriber base, able to afford the monthly service charges associated with the iPhone, were again attracted away at very high rates. ACS remains focused on delivering superior mobile data coverage, speed and local service to attract data users. In the quarter, ACS generated more gross additions than the prior three quarters, and grew data ARPU 56 percent year over year, but the subscriber additions were insufficient to outpace churn to the iPhone. We look forward to introducing Android-powered handsets over the next few months and hope they will re-establish a level playing field in devices,” concluded Pelletier.

Financial Highlights: Third Quarter 2009 Compared to Third Quarter 2008

  Revenues of $91.3 million in line with $91.3 million in the prior year.
    Enterprise revenues increased $2.7 million, or 31 percent.
    Wireless revenue declined by $2.0 million or 5.0 percent due to declines in roaming revenue and subscribers.
    Retail, wholesale and access wireline revenues declined by $0.7 million, or 1.7 percent, with the current quarter benefiting from $2.5 million in out-of-period network access reserves compared to $1.4 million in 2008.
  EBITDA of $34.9 million was up 2.8 percent from prior year EBITDA of $33.9 million:
    Wireline EBITDA of $18.2 million increased by 6.2 percent, with gains in enterprise and higher levels of network access more than offsetting declines in retail and wholesale.
    Wireless EBITDA of $16.7 million was in line with the prior year with tight expense management offsetting lower contributions from subscriber and roaming revenue.
  Net cash provided by operating activities of $21.3 million was down 26.5 percent from $29.0 million in the prior year period. The annual decline is entirely attributable to working capital changes.
  Net income before extraordinary item of $0.3 million, or $0.01 per diluted share, compared to net income of $1.8 million, or $0.04 per diluted share, in the prior year. The decline in net income is attributable to a $4.9 million increase in depreciation expense resulting from an assessment that with changes in technology, asset salvage values previously set by regulators and historically viewed as reasonable, were no longer appropriate.
  In the third quarter 2009, ACS ceased to follow regulatory accounting rules following its July 1, 2009 conversion to price cap regulation and recognized an extraordinary gain, net of tax, of $37.3 million following the extinguishment of certain regulatory liabilities.

“While we are delighted with the enterprise contracts that we have closed in the quarter and the strength of our provisioning backlog, enterprise revenue did decline by $0.2 million on a sequential basis,” said David Wilson, ACS executive vice president and chief financial officer. “In order to assess the underlying momentum in enterprise, a deeper dive into the major revenue drivers in the quarter is required:

  Firstly, the expiration of a 2007 capacity exchange agreement with another carrier mid way through the quarter resulted in a $0.4 million drop in revenue that had no impact on EBITDA or cash flows;
  Secondly, share shifts that took place one layer below our level of carrier relationship resulted in a $0.4 million sequential decline in voice revenue; and
  Finally, we turned up $0.6 million of new business, significant, but somewhat below our expectations.”

“While we are changing our year end guidance to reflect challenges in our carrier voice and wireless businesses, and delays in booking new enterprise revenues, our dividend payout ratio for the year continues to be within the 70-75 percent range set by the board. In addition, we anticipate $3.3 million in non-recurring cash payments in the fourth quarter from certain enterprise customers, and this is excluded from guidance,” concluded Wilson.

Metric Highlights: Third Quarter 2009 Compared to Second Quarter 2009

  Wireless monthly churn of 2.4 percent compared to 2.0 percent in the second quarter. Key drivers of the increase were a loss of market share to the iPhone and higher ACS initiated disconnects for non-payment.
  Total wireless subscribers decreased by approximately 2,300 to 139,700.
  Wireless ARPU increased by $1.90 to $64.51 from $62.61 with a $0.54 gain in data ARPU and a $1.76 gain in CETC. Data ARPU increased by 7.4 percent to $7.84 from $7.30.
  DSL lines declined by 500 to 46,400 while ISP ARPU increased by 1.0 percent to $34.37.
  Retail local access lines declined by 1.8 percent to 166,600 as a result of cord cutting and seasonality.
  Total local access lines decreased by approximately 2.3 percent to 189,800.

Nine Month Financial Review

For the nine months ended September 30, 2009, revenues were $263.4 million, compared to $264.3 million in the same period last year. Net income before extraordinary item was $3.7 million, or $0.08 per diluted share, compared to net income of $8.3 million, or $0.19 per diluted share, in the same period in 2008. Net cash provided by operating activities for the first nine months of 2009 was $73.0 million compared to $69.2 million in the same period in 2008. EBITDA for the nine months ended September 30, 2009 was $98.6 million, compared to $99.3 million in the same period last year.

2009 Business Outlook

For the full-year 2009, ACS is changing its revenue and EBITDA guidance.

  Revenues are now expected to be approximately $350 million versus prior guidance of exceeding this level; and
  EBITDA is now expected to be approximately $128 million rather than exceeding $132 million.

As previously reported ACS expects:

  Maintenance capital expenditures are expected to be below the $40 million spent in 2008;
  Funding required for the completion of AKORN; the upgrade of Northstar; and the build of a second fiber route between Anchorage and Fairbanks to be $11 million; and
  Net cash interest expense of $36 million.

1 Our FCC approved conversion to price cap regulation went into effect July 1, 2009. At the effective date, ACS ceased to follow regulatory accounting rules resulting in the elimination of certain intercompany transactions with regulated affiliates that were not previously eliminated during consolidation. This change reduced the absolute level of reported revenue by approximately 10 percent but had no impact on the absolute levels of reported EBITDA or cash flows.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 866-225-8754 to access the conference call. Parties outside the United States and Canada can access the call at 480-629-9692. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Wednesday, November 11, 2009 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-406-7325 and enter pass code 4176885. Parties outside the United States and Canada can call 303-590-3030 and enter pass code 4176885.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaska oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in company's relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

				Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Total operating revenues	$91,262	$91,285	$263,439	$264,267

Operating expenses:
Cost of services and sales	35,318	35,048	101,886	98,745
Selling, general & administrative	21,895	25,402	66,846	72,630
Depreciation and amortization	23,724	18,790	59,784	54,391
Total operating expenses	80,937	79,240	228,516	225,766

Operating income	10,325	12,045	34,923	38,501

Other income and expense:
Interest expense	(9,642)	(8,886)	(28,284)	(25,258)
Interest income	30	532	81	1,541
Other	-	(255)	-	(255)
Total other income and expense	(9,612)	(8,609)	(28,203)	(23,972)

Income before income tax	713	3,436	6,720	14,529

Income tax expense	(388)	(1,591)	(3,018)	(6,275)

Income before extraordinary item	325	1,845	3,702	8,254

Extraordinary item, net of tax	37,346	-	37,346	-

Net income	$37,671	$1,845	$41,048	$8,254

Net income per share:
Basic:
Income on continuing operations	$0.01	$0.04	$0.08	$0.19
Extraordinary item, net of tax	0.84	-	0.85	-
Net income	$0.85	$0.04	$0.93	$0.19

Weighted average shares outstanding	44,354	43,603	44,100	43,302

Diluted
Income before extraordinary item	$0.01	$0.04	$0.08	$0.19
Extraordinary item, net of tax	0.82	-	0.83	-
Net income	$0.83	$0.04	$0.91	$0.19

Weighted average shares outstanding	45,136	44,428	44,873	44,306

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	September 30,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$7,127	$1,326
Restricted cash	5,990	20,517
Accounts receivable-trade, net of allowance of $6,984 and $5,912	37,919	40,433
Materials and supplies	9,689	9,404
Prepayments and other current assets	6,573	6,515
Deferred income taxes	13,933	21,145
Total current assets	81,231	99,340

Property, plant and equipment	1,425,035	1,392,951
Less: accumulated depreciation and amortization	(945,306)	(891,899)
Property, plant and equipment, net	479,729	501,052

Non-current investments	855	1,005
Goodwill	8,850	8,850
Intangible assets, net	24,049	24,118
Debt issuance costs	6,614	8,554
Deferred income taxes	82,234	105,480
Deferred charges and other assets	648	452
Total assets	$684,210	$748,851

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$883	$666
Accounts payable, accrued and other current liabilities	59,894	74,028
Advance billings and customer deposits	9,736	10,399
Total current liabilities	70,513	85,093

Long-term obligations, net of current portion	537,228	538,975
Other deferred credits and long-term liabilities	30,467	98,693
Total liabilities	638,208	722,761
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	444	437
Additional paid in capital	207,154	231,813
Accumulated deficit	(147,082)	(188,130)
Accumulated other comprehensive loss	(14,514)	(18,030)
Total stockholders' equity	46,002	26,090

Total liabilities and stockholders' equity	$684,210	$748,851

				Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Cash Flows from Operating Activities:
Net income	$37,671	$1,845	$41,048	$8,254
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	23,724	18,790	59,784	54,391
Gain on extraordinary item, net of tax	(37,346)	-	(37,346)	-
Amortization of debt issuance costs and original issue discount	1,752	1,636	5,205	3,640
Stock-based compensation	851	3,103	3,416	5,618
Deferred income taxes	388	1,647	3,018	6,331
Provision for uncollectible accounts	1,562	996	3,632	3,616
Other non-cash expenses	224	291	1,242	1,115
Changes in operating assets and liabilities	(7,515)	706	(6,992)	(13,766)
Net cash provided by operating activities	21,311	29,014	73,007	69,199

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(16,585)	(37,318)	(37,258)	(107,900)
Change in unsettled construction and capital expenditures	2,654	8,093	(9,450)	7,933
Change in unsettled acquisition costs	-	-	(250)	-
Net change in short-term investments	-	375	-	790
Net change in restricted accounts	721	16,236	14,527	(54,835)
Other investing activities	150	-	150	(1,350)

Net cash used by investing activities	(13,060)	(12,614)	(32,281)	(155,362)

Cash Flows from Financing Activities:
Repayments of long-term debt	(3,220)	(155)	(30,185)	(2,676)
Proceeds from the issuance of long-term debt	3,000	-	24,500	125,000
Purchase of call options	-	-	-	(20,431)
Sale of common stock warrants	-	-	-	9,852
Debt issuance costs	-	(56)	-	(4,309)
Payment of cash dividend on common stock	(9,622)	(9,370)	(28,534)	(27,901)
Payment of withholding taxes on stock-based compensation	(256)	(7)	(1,823)	(3,321)
Proceeds from issuance of common stock	795	358	1,117	944

Net cash provided (used) by financing activities	(9,303)	(9,230)	(34,925)	77,158

Change in cash and cash equivalents	(1,052)	7,170	5,801	(9,005)

Cash and cash equivalents, beginning of period	8,179	19,033	1,326	35,208

Cash and cash equivalents, end of period	$7,127	$26,203	$7,127	$26,203

Supplemental Cash Flow Data:
Interest paid	$10,747	$9,894	$28,371	$23,897
Income taxes paid, net of refunds	$(669)	$-	$(669)	$417

Supplemental Non-cash Transactions:
Property acquired under capital leases	$230	$1,301	$890	$1,359
Dividend declared, but not paid	$9,555	$9,386	$9,555	$9,386
Asset retirement obligation	$288	$59	$291	$91

				Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$21,311	$29,014	$73,007	$69,199
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(23,724)	(18,790)	(59,784)	(54,391)
Gain on extraordinary item, net of tax	37,346	-	37,346	-
Amortization of debt issuance costs and original issue discount	(1,752)	(1,636)	(5,205)	(3,640)
Stock-based compensation	(851)	(3,103)	(3,416)	(5,618)
Deferred income taxes	(388)	(1,647)	(3,018)	(6,331)
Provision for uncollectible accounts	(1,562)	(996)	(3,632)	(3,616)
Other non-cash expenses	(224)	(291)	(1,242)	(1,115)
Changes in operating assets and liabilities	7,515	(706)	6,992	13,766
Net income	$37,671	$1,845	$41,048	$8,254
Add (subtract):
Interest expense	9,642	8,886	28,284	25,258
Interest income	(30)	(532)	(81)	(1,541)
Depreciation and amortization	23,724	18,790	59,784	54,391
(Gain) loss on disposal of assets, net and impairment of long-term investments	(15)	259	454	1,018
Gain on extraordinary item, net of tax	(37,346)	-	(37,346)	-
Income tax expense	388	1,591	3,018	6,275
Stock-based compensation	851	3,103	3,416	5,618
EBITDA	$34,885	$33,942	$98,577	$99,273

Note:				In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

				Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF OPERATING REVENUE AND EBITDA MARGIN BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating Revenue
Retail	$21,890	$22,197	$64,401	$67,138
Wholesale	2,836	3,452	8,795	11,160
Access	18,426	18,251	49,396	55,701
Enterprise	11,218	8,531	33,518	23,029
Wireline	54,370	52,431	156,110	157,028
Wireless	36,892	38,854	107,329	107,239
Total operating revenue	$91,262	$91,285	$263,439	$264,267

Wireline EBITDA
Operating revenue	$54,370	$52,431	$156,110	$157,028
Operating expenses (exclusive of depreciation)	(36,921)	(38,035)	(110,710)	(108,627)
Stock-based compensation	761	2,753	3,056	4,985
Net loss on disposal of assets	-	4	31	790
Wireline EBITDA	$18,210	$17,153	$48,487	$54,176

EBITDA Margin	33.5%	32.7%	31.1%	34.5%

Wireless EBITDA
Operating revenue	$36,892	$38,854	$107,329	$107,239
Operating expenses (exclusive of depreciation)	(20,292)	(22,415)	(58,022)	(62,748)
Stock-based compensation	90	350	360	633
Net (gain) loss on disposal of assets	(15)	-	423	(27)
Wireless EBITDA	$16,675	$16,789	$50,090	$45,097

EBITDA Margin	45.2%	43.2%	46.7%	42.1%

				Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Investment in construction and capital	$16,585	$37,318	$37,258	$107,900

Capitalized interest	(524)	(1,090)	(3,005)	(2,079)

Investment in construction and capital, net of capitalized interest	$16,061	$36,228	$34,253	$105,821

Growth	2,834	23,952	9,686	73,170

Maintenance and other	13,227	12,276	24,247	32,651

Capital funded by the selling shareholders of Crest	-	-	320	-

Investment in construction and capital, net of capitalized interest	$16,061	$36,228	$34,253	$105,821

				Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

		September 30,	June 30,	September 30,
		2009 (a)	2009	2008
Wireline:

Retail
	Local	166,560	169,548	177,279
	Quarterly growth rate in retail local telephone access lines	-1.8%	-1.1%	-1.8%
	Average monthly revenue per subscriber for the quarter	$18.50	$19.66	$19.82

	Long Distance
	Long distance subscribers	60,970	61,807	64,692
	Average monthly retail revenue per subscriber for the quarter	$19.51	$19.84	$20.65

	Internet
	DSL subscribers	46,360	46,845	47,639
	Dial-up subscribers	6,182	6,743	7,394
		52,542	53,588	55,033

	Average monthly DSL & dial-up revenue per subscriber for the quarter	$34.37	$34.04	$32.09

Wholesale
	Resale access lines	7,368	7,815	8,577
	UNE lines	15,922	16,978	21,543
		23,290	24,793	30,120

	Quarterly growth rate in wholesale local access lines	-6.1%	-3.7%	-10.6%
	Average monthly revenue per subscriber for the quarter	$29.16	$29.23	$28.37

Wireless:

	Wireless subscribers (b)	139,726	142,028	149,927
	Average monthly churn for the quarter (b)	2.4%	2.0%	2.1%
	Average monthly revenue per retail subscriber for the quarter (c)	$64.51	$62.61	$60.79

(a)	Average monthly revenue per subscriber includes the full elimination of intercompany revenue and the reclass of bad debt expense from contra revenue to SG&A expense.

(b)	Prior period metrics have been adjusted reflecting changes disclosed in our April 21, 2009 press release.

(c)	CETC added $14.46 to wireless ARPU in the third quarter of 2009, $12.70 in the second quarter of 2009, and $10.33 in the third quarter of 2008.

						Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY OPERATIONS WITH RECLASS AND ELIMINATION ADJUSTMENTS
(Unaudited, In Thousands)

	2009		2008
	Q2	Q1	Q4 (a)	Q3 (a)	Q2	Q1

Operating revenues:
Retail	$21,069	$21,442	$22,148	$22,197	$22,548	$22,393
Wholesale	2,918	3,041	3,208	3,452	3,772	3,936
Access	15,352	15,618	16,531	18,251	16,238	21,212
Enterprise	11,463	10,837	10,109	8,531	7,630	6,868
Wireline	50,802	50,938	51,996	52,431	50,188	54,409
Wireless	35,217	35,220	34,875	38,854	34,964	33,421
Total operating revenues	86,019	86,158	86,871	91,285	85,152	87,830

Operating expenses:
Cost of services and sales	34,225	32,343	33,278	35,048	32,964	30,733
Selling, general & administrative	21,840	23,111	28,012	25,402	23,426	23,802
Depreciation and amortization	15,175	20,885	19,611	18,790	19,138	16,463
Loss on impairment of goodwill and intangibles assets	-	-	29,641	-	-	-
Total operating expenses	71,240	76,339	110,542	79,240	75,528	70,998

Operating income (loss)	14,779	9,819	(23,671)	12,045	9,624	16,832

Other income and expense:
Interest expense	(10,302)	(8,340)	(8,814)	(8,886)	(9,143)	(7,229)
Interest income	17	34	154	532	706	303
Other	-	-	10	(255)	-	-
Total other income and expense	(10,285)	(8,306)	(8,650)	(8,609)	(8,437)	(6,926)

Income (loss) before income tax	4,494	1,513	(32,321)	3,436	1,187	9,906

Income tax (expense) benefit	(1,961)	(669)	13,250	(1,591)	(554)	(4,130)

Net income (loss)	$2,533	$844	$(19,071)	$1,845	$633	$5,776

Net income (loss) per share:
Basic	$0.06	$0.02	$(0.44)	$0.04	$0.01	$0.13
Diluted	$0.06	$0.02	$(0.44)	$0.04	$0.01	$0.13

Weighted average shares outstanding:
Basic	44,195	43,746	43,656	43,603	43,362	42,939
Diluted	44,651	44,527	43,656	44,428	44,304	44,308

(a)	Financial results for Q3 and Q4 2008 have been also been adjusted for the bifurcation of our convertible debt and certain other reclassifications to make the historical statements comparable to the current reporting format.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson, 907-564-7556
investors@acsalaska.com